Registration Statement No.333-264388
Filed Pursuant to Rule 433

Subject to Completion, dated February 14, 2025
Pricing Supplement to the Prospectus dated May 26, 2022,
the Prospectus Supplement dated May 26, 2022 and the Product Supplement dated September 22, 2022

US$ [ ]
Senior Medium-Term Notes, Series I
Autocallable Buffer Enhanced Return Notes due March 20, 2028
Linked to the Least Performing of the S&P 500® Index and the shares of iShares® S&P 500 Growth ETF and the S&P 500® Equal Weight Index

●The notes are designed for investors who are seeking 150.00% leveraged positive return based on any appreciation in the level of the least performing of the S&P 500® Index and the shares of iShares® S&P 500 Growth ETF and the S&P 500® Equal Weight Index (each, a "Reference Asset" and, the least performing, the "Least Performing Reference Asset") if the notes are not automatically redeemed prior to maturity. Investors should be willing to have their notes automatically redeemed prior to maturity, be willing to forego any potential to participate in any increase in the level of the Reference Asset if the notes are automatically redeemed, be willing to forego any interest payments, and be willing to lose some or all of their principal at maturity if the notes are not automatically redeemed prior to maturity.

●On March 20, 2026, if the closing level of each Reference Asset is greater than 100.00% of its Initial Level (its “Call Level”), the notes will be automatically redeemed. On the corresponding settlement date (the “Call Settlement Date"), investors will receive their principal amount plus the applicable Call Amount (which represents a return of approximately 11.00% per annum). After the notes are redeemed, investors will not receive any additional payments in respect of the notes and will not participate in any positive performance of the Reference Assets.

●If the notes are not automatically redeemed and the Least Performing Reference Asset decreases by more than 10.00% from its Initial Level, investors will lose 1% of the principal amount for each 1% decrease in the level of the Least Performing Reference Asset from its Initial Level to its Final Level in excess of 10.00%. In such a case, you will receive a cash amount at maturity that is less than the principal amount, and may lose up to 90.00% of your principal amount at maturity.

●Investing in the notes is not equivalent to a hypothetical direct investment in the Reference Assets .

●The notes do not bear interest. The notes will not be listed on any securities exchange.

●All payments on the notes are subject to the credit risk of Bank of Montreal.

●The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

●The CUSIP number of the notes is 06376DA38.

●Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

●The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:1

Pricing Date:	March 14, 2025	Valuation Date:	March 15, 2028
Settlement Date:	March 19, 2025	Maturity Date:	March 20, 2028

1Expected. See “Key Terms of the Notes” below for additional details.

	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
Per Note Total	100% [ ]	2.85% [ ]	97.15% [ ]

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” to be specified above will reflect the aggregate amounts at the time Bank of Montreal establishes its hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be between $971.50 and $1,000 per $1,000 in principal amount. We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $955.10 per $1,000 in principal amount. The estimated initial value of the notes on the Pricing Date may differ from this value but will not be less than $905.00 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Assets:

The S&P 500® Index (ticker symbol "SPX") and the shares of iShares® S&P 500 Growth ETF (ticker symbol "IVW") and the S&P 500® Equal Weight Index (ticker symbol "SPW"). See "The Reference Assets" below for additional information.

Underlying Index:	With respect to iShares® S&P 500 Growth ETF, S&P 500® Growth Index.
Automatic Redemption:

On March 20, 2026, if the closing level of each Reference Asset is greater than its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the notes and you will not participate in any positive performance of the Reference Assets.

Payment upon Automatic Redemption:	If the notes are automatically redeemed, then, on the corresponding Call Settlement Date, investors will receive their principal amount plus the applicable Call Amount.
Observation Date, Call Settlement Date and Call Amount:[1,2]	Observation Date Call Amount (per Note) Potential Call Settlement Date March 20, 2026 $110.00 March 25, 2026 The Call Amounts represent a return of approximately 11.00% per annum.
Payment at Maturity:

If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Least Performing Reference Asset:

If the Final Level of the Least Performing Reference Asset is greater than or equal to its Initial Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset x Upside Leverage Factor)]

If the Final Level of the Least Performing Reference Asset is less than its Initial Level, but is not less than its Buffer Level, then investors will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return.

If the Final Level of the Least Performing Reference Asset is less than its Buffer Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset + Buffer Percentage)]

In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Least Performing Reference Asset declines from its Initial Level in excess of 10.00%. You may lose up to 90.00% of the principal amount of your notes.

Upside Leverage Factor:	150.00%
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change.
Percentage Change:	With respect to each Reference Asset, the quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level ) Initial Level
Initial Level:[2]	With respect to each Reference Asset, the closing level of that Reference Asset on the Pricing Date.
Call Level:[2]	100.00% of the Initial Level.
Buffer Level:[2]	With respect to each Reference Asset, 90.00% of its Initial Level.
Buffer Percentage:[2]

10.00% Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Least Performing Reference Asset does not decrease by more than 10.00% over the term of the notes. If the Final Level of the Least Performing Reference Asset is less than its Buffer Level, you will receive less than the principal amount of your notes at maturity and you could lose up to 90.00% of the principal amount of your notes.

Final Level:	With respect to each Reference Asset, the closing level of that Reference Asset on the Valuation Date.
Pricing Date:[1]	March 14, 2025
Settlement Date:[1]	March 19, 2025

Valuation Date:[1]	March 15, 2028
Maturity Date:[1]	March 20, 2028
Calculation Agent:	BMOCM
Selling Agent:	BMOCM

1 Expected and subject to the occurrence of a market disruption event, as described in the accompanying product supplement. If we make any change to the expected Pricing Date and Settlement Date, the Valuation Date and Maturity Date will be changed so that the stated term of the notes remains approximately the same.

2As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes — Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)” and “— Adjustments to Reference Asset that Is an ETF” in the product supplement with respect to the iShares® S&P 500 Growth ETF and “General Terms of the Notes — Adjustments to a Reference Asset that Is an Index” in the product supplement with respect to the S&P 500® Index and the S&P 500® Equal Weight Index for additional information.

Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes assuming the notes are not automatically redeemed, based on various hypothetical Final Levels (and the corresponding Percentage Change) of the Least Performing Reference Asset, reflecting the 150.00% Upside Leverage Factor, and Buffer Level of 90.00% of its Initial Level. Please see “Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes” below for more detailed examples. If the notes are automatically redeemed, investors will receive their principal amount plus the applicable Call Amount. After the notes are redeemed, investors will not receive any additional payments in respect of the notes and will not participate in any positive performance of the Reference Assets.

Hypothetical Percentage Change of the Least Performing Reference Asset	Participation in Percentage Change	Hypothetical Return of the Notes
20% 10%	150.00% Upside Exposure	30.00% 15.00%
-5% -10%	Buffer Level of 90.00% of Initial Level	0% 0%
-20% -30%	1x Loss Beyond Buffer Level	-10% -20%

Additional Terms of the Notes

You should read this document together with the product supplement dated September 22, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated September 22, 2022:
https://www.sec.gov/Archives/edgar/data/927971/000121465922011396/j922220424b2.htm

Prospectus supplement dated May 26, 2022 and prospectus dated May 26, 2022:
https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC's website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement and product supplement) if you request it by calling our agent toll-free at 1-877-369-5412.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Assets . These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

●Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not automatically redeemed and the Final Level of any Reference Asset is less than its Buffer Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level in excess of the Buffer Percentage. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be significantly less than the principal amount of your notes. Accordingly, you could lose up to 90.00% of the principal amount of your notes.

●Your return on the notes will be determined solely by reference to the Least Performing Reference Asset, even if any other Reference Assets perform better. — Your payment at maturity will be determined by reference to the performance of the Least Performing Reference Asset. Even if the levels of any other Reference Assets have performed more favorably (either by increasing by a greater amount over the term of the notes, if the Percentage Change of the Least Performing Reference Asset is positive or by increasing or experiencing a decline that is less than that of the Least Performing Reference Asset if the Percentage Change of the Least Performing Reference Asset is negative), your return at maturity will only be determined by reference to the performance of the Least Performing Reference Asset.

●The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the least performing Reference Asset. — The notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, a decrease of the level of one basket component could be mitigated by the increase of the level of the other basket components, as scaled by the weighting of that basket component. However, in the case of the notes, the individual performance of each Reference Asset will not be combined, and the performance of one Reference Asset will not be mitigated by any positive performance of any other Reference Assets. Instead, your return at maturity will depend solely on the Final Level of the Least Performing Reference Asset.

●Your notes are subject to automatic early redemption. — We will redeem the notes if the closing level of each Reference Asset on any Observation Date is greater than its Call Level. Following an automatic redemption, you may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.

●If the notes are automatically redeemed, your return on the notes is limited to the potential Call Amount regardless of any increase in the level of the Reference Asset. — If the notes are automatically redeemed, you will not receive a payment with a value greater than your principal amount plus the applicable Call Amount, even if the Final Level of the Reference Asset exceeds its Call Level by a substantial amount. Accordingly, your maximum return on the applicable notes is limited to the potential return represented by the Call Amount if the notes are automatically redeemed.

●If the notes are not automatically redeemed, your return may be less than if the notes were automatically redeemed and may be negative. — If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Least Performing Reference Asset over the term of the notes, which may be negative. If the levels of the Reference Assets have performed positively over the term of the notes, your return may still be less than the return represented by the Call Amount. Furthermore, even if the return you receive is greater than the return represented by the Call Amount, such return may reflect a lower return on a per annum basis. If the notes are not automatically redeemed and the Final Level of any Reference Asset is less than its Buffer Level, your return on the notes will be negative. Depending on the Final level of the Least Performing Reference Asset, the return you receive at maturity may be less than, and potentially significantly less than, the return represented by the Call Amount.

●Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for interest payments and the payment you receive at maturity, if any, may be less than the principal amount of the notes. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Risks Related to the Reference Assets

●Owning the notes is not the same as owning shares of any Reference Asset, making a hypothetical direct investment in any Reference Asset or owning a security directly linked to the Reference Assets. — The return on your notes will not reflect the return you would realize if you actually owned shares of any Reference Asset, made a hypothetical direct investment in any Reference Asset or the underlying securities of any Reference Asset, or owned a security directly linked to the performance of the Reference Assets or the underlying securities of the Reference Assets and held that investment for a similar period. Your notes may trade quite differently from the Reference Assets. Changes in the level of a Reference Asset may not result in comparable changes in the market value of your notes. Even if the levels of the Reference Assets increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the levels of the Reference Assets increase. In addition, any dividends or other distributions paid on a Reference Asset will not be reflected in the amount payable on the notes.

●You will not have any shareholder rights and will have no right to receive any shares of any Reference Asset (or any company included in a Reference Asset) at maturity. — Investing in your notes will not make you a holder of any shares of any Reference Asset or any securities held by or included in the Reference Assets. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to any Reference Asset or such underlying securities.

●No delivery of shares of the Reference Assets. — The notes will be payable only in cash. You should not invest in the notes if you seek to have the shares of a Reference Asset delivered to you at maturity.

●Changes that affect an Underlying Index will affect the market value of the notes, whether the notes will be automatically redeemed, and the amount you will receive at maturity. — With respect to a Reference Asset that is an ETF, the policies of the applicable index sponsor concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and, therefore, could affect the share price of the Reference Asset, the amounts payable on the notes, whether the notes are automatically redeemed, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable index sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.

●We have no affiliation with any index sponsor and will not be responsible for any index sponsor's actions. — The sponsors of any Reference Asset or Underlying Index, as applicable, are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of any index sponsor , including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to any index sponsor of any Reference Asset or any Underlying Index.

●Adjustments to a Reference Asset that is an ETF could adversely affect the notes. — The sponsor and advisor of each ETF Reference Asset is responsible for calculating and maintaining that Reference Asset. The sponsor and advisor of each ETF Reference Asset can add, delete or substitute the stocks comprising that Reference Asset or make other methodological changes that could change the share price of the applicable Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

●Changes that affect a Reference Asset that is an index could adversely affect the notes. — The policies of the sponsor of each index Reference Asset with respect to the applicable Reference Asset concerning the calculation of the applicable Reference Asset, additions, deletions or substitutions of the components of the applicable Reference Asset and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and, therefore, could affect the level of the applicable Reference Asset, the amount payable on the notes at maturity and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if an index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Reference Asset, or if an index sponsor discontinues or suspends the calculation or publication of the applicable Reference Asset. If an index sponsor discontinues publication of a Reference Asset, the calculation agent may select a successor index (and make any corresponding adjustments to the applicable Initial Level and Buffer Level) which will be used as a substitute for the relevant Reference Asset for all purposes with respect to the notes.

●We and our affiliates do not have any affiliation with any applicable investment advisor or any Reference Asset Issuer and are not responsible for their public disclosure of information. — The investment advisor of each ETF Reference Asset advises the issuer of the applicable Reference Asset (each, a “Reference Asset Issuer” and, collectively, the “Reference Asset Issuers”) on various matters, including matters relating to the policies, maintenance and calculation of the applicable Reference Asset. We and our affiliates are not affiliated with the investment advisor of any Reference Asset or any Reference Asset Issuer in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to a Reference Asset. No investment advisor of a Reference Asset nor any Reference Asset Issuer is involved in the offerings of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to a Reference Asset that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about any investment advisor or any Reference Asset Issuer contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into any Reference Asset Issuers.

●The correlation between the performance of an ETF Reference Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of each ETF Reference Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on an ETF Reference Asset may correlate imperfectly with the return on the applicable Underlying Index.

●Any Reference Asset that is an ETF is subject to management risks. — Any Reference Asset that is an ETF is subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the applicable investment advisor may invest a portion of a Reference Asset Issuer’s assets in securities not included in the relevant industry or sector but which the applicable investment advisor believes will help the applicable Reference Asset track the relevant industry or sector.

●You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the levels of the Reference Assets or the prices of the securities held by or included in the Reference Assets. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Assets or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Assets at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely on the views expressed by our affiliates. Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Related to the iShares® S&P 500 Growth ETF

●There is no guarantee that the “growth strategy” will be successful. — The iShares® S&P 500 Growth ETF seeks to track the investment results of the S&P 500® Growth Index. The S&P 500® Growth Index is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong growth characteristics and relatively weak value characteristics and a portion of the performance of companies with more balanced growth and value characteristics. There is, however, no assurance that the S&P 500® Growth Index will outperform any other index or strategy that tracks U.S. stocks selected using other criteria. A “growth” investment strategy is premised on the goal of investing in stocks of companies with relatively higher price-to-book ratios, higher I/B/E/S forecast medium term (2 year) growth and higher sales per share historical growth (5 years) on the assumption that the value of those stocks will increase over time as these companies grow more rapidly than the broader market. However, the growth characteristics referenced by the S&P 500® Growth Index may not be accurate predictors of future growth, and there is no guarantee that these stocks will appreciate. In addition, the S&P 500® Growth Index’s selection methodology includes a bias toward stocks that have higher prices, and if these stocks prove to be overvalued, they may underperform the broader market. It is possible that the stock selection methodology of the S&P 500® Growth Index will adversely affect its return and, consequently, the level of the S&P 500® Growth Index and the value of the notes.

General Risk Factors

●Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

●Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of any Reference Asset that is an ETF or the securities held by or included in a Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Assets and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

●Our initial estimated value of the notes will be lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes will exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations. The initial estimated value of the notes may be as low as the amount indicated on the cover page hereof.

●Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is, and our estimated value as determined on the Pricing Date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Assets, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

●The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

●Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.

●Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

●Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of any Reference Assets that are ETFs or securities held by or included in the Reference Assets, futures or options relating to the Reference Assets or securities held by or included in the Reference Assets or other derivative instruments with returns linked or related to changes in the performance on the Reference Assets or securities held by or included in the Reference Assets. We or our affiliates may also trade in any Reference Assets that are ETFs, such securities, or instruments related to the Reference Assets or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.

●Many economic and market factors will influence the value of the notes. — In addition to the levels of the Reference Assets and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

●Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Upside Leverage Factor of 150.00%, a hypothetical Buffer Level of 90.00 (90.00% of the hypothetical Initial Level), a range of hypothetical Final Levels and the effect on the payment at maturity.

The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically redeemed, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Least Performing Reference Asset . If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus the Call Amount. You may lose some or a significant portion of the principal amount at maturity.

Hypothetical Final Level of the Least Performing Reference Asset	Hypothetical Final Level of the Least Performing Reference Asset Expressed as a Percentage of its Initial Level	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00	200.00%	$2,500.00	150.00%
180.00	180.00%	$2,200.00	120.00%
160.00	160.00%	$1,900.00	90.00%
140.00	140.00%	$1,600.00	60.00%
120.00	120.00%	$1,300.00	30.00%
100.00	100.00%	$1,000.00	0.00%
95.00	95.00%	$1,000.00	0.00%
90.00	90.00%	$1,000.00	0.00%
89.99	89.99%	$999.90	-0.01%
80.00	80.00%	$900.00	-10.00%
60.00	60.00%	$700.00	-30.00%
40.00	40.00%	$500.00	-50.00%
20.00	20.00%	$300.00	-70.00%
0.00	0.00%	$100.00	-90.00%

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Least Performing Reference Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 80.00, representing a Percentage Change of –20.00%. Because the Percentage Change of the Least Performing Reference Asset is negative and its hypothetical Final Level is less than its Buffer Level, the investor receives a payment at maturity of $900.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (–20.00% + 10.00%)] = $900.00

Example 2: The level of the Least Performing Reference Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 95.00, representing a Percentage Change of –5.00%. Although the Percentage Change of the Least Performing Reference Asset is negative, because its hypothetical Final Level is greater than its Buffer Level, the investor receives a payment at maturity equal to the principal amount of the notes.

Example 3: The level of the Least Performing Reference Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 120.00, representing a Percentage Change of 20.00%. Because the hypothetical Final Level of the Least Performing Reference Asset is greater than its hypothetical Initial Level, the investor receives a payment at maturity of $1,300.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + $1,000 x (20.00% x 150.00%) = $1,300.00

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid derivative contracts in respect of the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the product supplement dated September 22, 2022 under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Pre-Paid Derivative Contracts,” which applies to the notes.

Under current Internal Revenue Service guidance, withholding on "dividend equivalent" payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are "delta-one" instruments. Based on our determination that the notes are not delta-one instruments, non-United States holders (as defined in the product supplement) should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

 BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page. We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes.

 Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

 We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

 We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

 You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Assets or as to the suitability of an investment in the notes.

 BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the final pricing supplement relating to the notes in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use the final pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, the final pricing supplement is being used by BMOCM in a market-making transaction.

 For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA")) for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

●Barbados

●Bermuda

Additional Information Relating to the Estimated Initial Value of the Notes

 Our estimated initial value of the notes on the date hereof, and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

●a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

●one or more derivative transactions relating to the economic terms of the notes.

 The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date will be determined based on the market conditions on the Pricing Date.

The Reference Assets

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any Reference Asset Issuer or any sponsor of any Reference Asset or Underlying Index and no Reference Asset Issuer or any sponsor of any Reference Asset or Underlying Index will have any obligations with respect to the notes. This document relates only to the notes and does not relate to the Reference Assets, shares of the Reference Assets or any securities included in the Underlying Index or Reference Assets. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Reference Assets in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading levels of the Reference Assets, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Assets could affect the levels of the Reference Assets and therefore could affect the payments on the notes. The information below regarding any Reference Asset or any Underlying Index reflects the policies of, and is subject to change by, the applicable sponsors. The sponsors of an index, including any Reference Asset or Underlying Index, are under no obligation to continue to publish, and may discontinue publication of, the index. Neither we nor BMO Capital Markets Corp. accepts any responsibility for the calculation, maintenance or publication of any index referred to herein.

Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to any Reference Asset that is an ETF may be obtained through the SEC’s website at http://www.sec.gov.

We encourage you to review recent levels of the Reference Assets prior to making an investment decision with respect to the notes.

The S&P 500® Index (“SPX”)

The S&P 500® Index measures the performance of the large-cap segment of the U.S. market. The S&P 500® Index includes 500 leading companies and covers approximately 80% of available market capitalization. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the constituent stocks of the S&P 500® Index and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to be included in the S&P 500® Index. If a constituent company of the S&P 500®

Index reorganizes into a multiple share class line structure, that company will remain in the S&P 500® Index at the discretion of the S&P Index Committee in order to minimize turnover.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

License Agreement

We and S&P Dow Jones Indices LLC (“S&P”) have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the S&P 500® Index, in connection with certain securities, including the notes. The S&P 500® Index is owned and published by S&P.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard and Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the S&P 500® Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC. These trademarks have been licensed for use by Bank of Montreal. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. The notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the notes.

iShares® S&P 500 Growth ETF (“IVW”)

iShares® S&P 500 Growth ETF is listed on the NYSE Arca under the ticker symbol “IVW.” The IVW seeks to track the investment results, before fees and expenses, of an index composed of large-capitalization U.S. equities that exhibit growth characteristics, which is currently the S&P 500® Growth Index. The iShares® S&P 500 Growth ETF is managed by iShares Trust. iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the IVW. iShares Trust and BlackRock Fund Advisors have entered into an investment advisory agreement under which BlackRock Fund Advisors was appointed as the Investment Advisor for the iShares® Russell 2000 ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov.

The S&P 500® Growth Index

The S&P 500® Growth Index is a float-adjusted market capitalization weighted index designed to measure the performance of companies included in the S&P 500® Index that are fully or partially categorized as growth stocks, as determined by style scores calculated for each security included in the S&P 500® Index. The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. Generally, growth stocks are stocks that exhibit relatively strong growth characteristics (determined by reference to (1) three-year change in earnings-per-share growth (excluding extra items) over price per share, (2) three-year sales-per-share growth rate and (3) momentum (12-month percentage price change) and relatively weak value characteristics (determined by reference to (1) book-value-to-price ratio, (2) earnings-to-price ratio and (3) sales-to-price ratio)). Stocks that are fully characterized as growth stocks have 100% of their float-adjusted market capitalization in the S&P 500 Index assigned to the index. Stocks that are partially characterized as growth stocks have a portion of their float-adjusted market capitalization in the S&P 500 Index assigned to the index. Stocks that are fully characterized as value stocks are excluded from the index. The S&P 500® Growth Index and the S&P 500® Index are calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”). Additional information about the S&P 500® Growth Index (including the sector weights) is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500-growth and spglobal.com. We are not incorporating by reference the websites or any material they include in this pricing supplement.

Style Factors

S&P uses the following growth factors and value factors to measure growth and value for each constituent in the eligible universe:

Growth Factors	Value Factors
three-year net change in earnings-per-share (excluding extra items) over current price	book-value-to-price ratio
three-year sales-per-share growth rate	earnings-to-price ratio
momentum (12-month percentage price change)	sales-to-price ratio

When earnings from three years prior are not available, the two-year change in earnings per share (excluding extra items) over price per share is used. When earnings from two years prior are not available, the one-year change in earnings per share (excluding extra items) over price per share is used. When earnings from one year prior are not available, the factor is set equal to zero.

When sales from three years prior are not available, the two-year sales per share growth rate is used. When sales from two years prior are not available, the one-year sales per share growth rate is used. When sales from one year prior are not available, the factor is set equal to zero. If the starting value is less than zero, the style factor is multiplied by a factor of negative 1.

When there is not enough trading history to calculate 12-month momentum, then momentum is calculated from the stock’s listing date.

When the book value to price ratio, earnings to price ratio, or sales to price ratio is not available, the factor is set to zero.

Style Scores

Once a year, raw values for each of the above factors are calculated for each company in the eligible universe. These raw values are first winsorized to the 90th percentile (generally speaking, winsorization is a process to limit the impact of extreme values) and then standardized by dividing the difference between each company’s raw score and the mean of the entire set by the standard deviation of the entire set. A growth score for each company is computed as the average of the standardized values of the three growth factors. Similarly, a value score for each company is computed as the average of the standardized values of the three value factors.

At the end of this step each company has a growth score and a value score, with growth and value being measured along separate dimensions (i.e., scales).

Establishing Style Baskets

Companies within the eligible universe are ranked based on growth and value scores. A company with a high growth score would have a higher growth rank, while a company with a low value score would have a lower value rank. For example, the S&P 500® Index constituent with the highest value score would have a value rank of 1, while the constituent with the lowest value score would have a value rank of 500.

The companies within the eligible universe are then sorted in ascending order of the ratio growth rank/value rank. The companies at the top of the list have a higher growth rank (or high growth score) and a lower value rank (or low value score) and, therefore, exhibit pure growth characteristics. The companies at the top of the list, comprising 33% of the float-adjusted market capitalization of the S&P 500® Index, are assigned to the growth basket (fully categorized as growth stocks).

The companies at the bottom of the list have a higher value rank (or high value score) and a lower growth rank (or low growth score) and, therefore, exhibit pure value characteristics. The companies at the bottom of the list, comprising 33% of the float-adjusted market capitalization of the S&P 500® Index, are assigned to the value basket (fully categorized as value stocks).

The companies in the middle 34% of the list are assigned to the blended basket (partially categorized as growth stocks and partially characterized as value stocks).

Creating the Growth and Value Indices

S&P divides the complete market capitalization of the S&P 500® Index approximately equally into the S&P 500® Growth Index and the S&P 500® Value Index, while limiting the number of stocks that overlap across both. 100% of the float-adjusted market capitalization of a company fully categorized as a growth stock is assigned to the S&P 500® Growth Index, and 100% of the float-adjusted market capitalization of a company fully categorized as a value stock is assigned to the S&P 500® Value Index. The float-adjusted market capitalization of a company in the middle 34% is distributed between the S&P 500® Growth Index and the S&P 500® Value Index based on its distance from the average growth score of companies fully categorized as growth stocks and the average value score of companies fully categorized as value stocks. In particular, the percentage of a company’s float-adjusted market capitalization in the S&P 500® Index that is allocated to the S&P 500® Value Index will be equal to (a) its distance from the average growth score of companies fully categorized as growth stocks divided by (b) the sum of (i) its distance from the average growth score of companies fully categorized as growth stocks plus (ii) its distance from the average value score of companies fully categorized as value stocks. Further, to avoid very small fractions of a stock’s market capitalization being in the index, (x) if the calculated percentage is greater than or equal to 80%, 100% will be allocated to the S&P 500® Value Index, and (y) if the calculated percentage is less than 20%, 0% will be allocated to the S&P 500® Value Index.

After the conclusion of the rebalancing, the total float-adjusted market capitalization of the S&P 500® Index will be approximately equally divided between the S&P 500® Value Index and the S&P 500® Growth Index. However, no mathematical procedure is employed to force an equal distribution, since price movements of constituent stocks would result in inequality immediately following any reconstitution.

Calculation of the S&P 500® Growth Index

The S&P 500® Growth Index is calculated as the index market value divided by the divisor using the divisor methodology used in all S&P’s equity indices, including the S&P 500® Index.

Maintenance of the S&P 500® Growth Index

The index is rebalanced once a year in December. The rebalancings occur after the close on the third Friday of December. The reference date to calculate style scores is after the close of the last trading date of the previous month. Style scores, float market-capitalization weights and growth and value midpoint averages are reset only once a year at the December rebalancing.

If a constituent of the index is dropped from the S&P 500® Index, it will also be removed from the index.

With respect to spin-offs, index membership follows the S&P 500® Index and a child stock (i.e., a spin-off stock) is assigned the same float market-capitalization weight in the index as the parent stock.

Other changes to the index are made on an as-needed basis, following the guidelines of the S&P 500® Index.

The S&P 500® Index

The S&P 500® Index measures the performance of the large-cap segment of the U.S. market. The S&P 500® Index includes 500 leading companies and covers approximately 80% of available market capitalization. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the constituent stocks of the S&P 500® Index and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to be included in the S&P 500® Index. If a constituent company of the S&P 500® Index reorganizes into a multiple share class line structure, that company will remain in the S&P 500® Index at the discretion of the S&P Index Committee in order to minimize turnover.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Maintenance of the S&P 500® Index

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

License Agreement

We and S&P have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the S&P 500® Growth Index, in connection with certain securities, including the notes. The S&P 500® Growth Index is owned and published by S&P.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard and Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Growth Index to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the S&P 500® Growth Index is the licensing of the index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P 500® Growth Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the S&P 500® Growth Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P 500® Growth Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Growth Index. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® GROWTH INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® GROWTH INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC. These trademarks have been licensed for use by Bank of Montreal. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. The notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the notes.

The S&P 500® Equal Weight Index (“SPW”)

The S&P 500® Equal Weight Index is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P Dow Jones”), and is reported by Bloomberg L.P. under the ticker symbol “SPW.”

The S&P 500® Equal Weight Index is an equal-weighted version of the S&P 500® Index. Index composition of the S&P 500® Equal Weight Index is the same as the S&P 500® Index. Constituent changes are incorporated in the S&P 500® Equal Weight Index as and when they are made in the S&P 500® Index. When a company is added to the S&P 500® Equal Weight Index in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the S&P 500® Equal Weight Index at a price of $0.00. In that case, the company’s replacement is added to the S&P 500® Equal Weight Index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted company was not valued at $0.00.

The S&P 500® Equal Weight Index is generally calculated and maintained in the same manner as the S&P 500® Index, except that the constituents of the S&P 500® Equal Weight Index are equally weighted. To calculate an equal-weighted index, the market capitalization for each stock used in the calculation of the index is redefined so that each index constituent has an equal weight in the index at each rebalancing date. In addition to being the product of the stock price, the stock’s shares outstanding, and the stock’s float factor (“IWF”), an additional weight factor (“AWF”) is also introduced in the market capitalization calculation to establish equal weighting. The AWF of a stock is the adjustment factor of that stock assigned at each index rebalancing date that makes all index constituents’ modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index.

The S&P 500® Equal Weight Index is reset to equal weight quarterly after the close of business on the third Friday of March, June, September and December. The reference date for weighting is the second Friday of the reweighting month and changes are effective after the close of the following Friday using prices as of the reweighting reference date, and membership, shares outstanding, and IWFs as of the reweighting effective date.

The S&P 500® Index

The S&P 500® Index measures the performance of the large-cap segment of the U.S. market. The S&P 500® Index includes 500 leading companies and covers approximately 80% of available market capitalization. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the constituent stocks of the S&P 500® Index and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to be included in the S&P 500® Index. If a constituent company of the S&P 500® Index reorganizes into a multiple share class line structure, that company will remain in the S&P 500® Index at the discretion of the S&P Index Committee in order to minimize turnover.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

License Agreement

We and S&P Dow Jones Indices LLC (“S&P”) have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the S&P 500® Index, in connection with certain securities, including the notes. The S&P 500® Index is owned and published by S&P.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard and Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the S&P 500® Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC. These trademarks have been licensed for use by Bank of Montreal. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. The notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the notes.